     As filed with the Securities and Exchange Commission on March 8, 1999

                                                    REGISTRATION NO. 333-______

===============================================================================

                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                     FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 MAIL-WELL, INC.
              (Exact Name of Registrant as Specified in its Charter)

            COLORADO                 23 INVERNESS WAY, SUITE 160               84-1250533
 (State or Other Jurisdiction of         ENGLEWOOD, CO 80112                (I.R.S. Employer
 Incorporation or Organization)             (303) 790-8023               Identification Number)

    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                              ROGER WERTHEIMER, ESQ.
                           23 INVERNESS WAY, SUITE 160
                               ENGLEWOOD, CO 80112
                                  (303) 790-8023

   (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    COPIES TO:
                            Herbert H. Davis III, Esq.
                          Rothgerber Johnson & Lyons LLP
                       1200 Seventeenth Street, Suite 3000
                              Denver, Colorado 80202
                                  (303) 623-9000

   Approximate date of commencement of proposed sale to the public: from time to time after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   / /

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.   / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.   / /


                               CALCULATION OF REGISTRATION FEE
====================================================================================================
                                            Proposed
                         Amount              Maximum         Proposed Maximum         Amount of
Title of Shares           to be          Offering Price          Aggregate           Registration
to be Registered       Registered           Per Share         Offering Price             Fee
----------------------------------------------------------------------------------------------------
Common Stock          70,564 Shares     $ 13.71875 <F1>      $ 968,049.88 <F1>         $ 285.58
====================================================================================================

<F1> Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices of the Common Stock as quoted on the New York Stock Exchange on March 4, 1999.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                          PROSPECTUS
                          ----------

                         70,564 Shares

                        MAIL-WELL, INC.

                         COMMON STOCK

   Certain of our shareholders have advised us that they intend to sell from time to time up to 70,564 shares of our common stock, $0.01 par value per share. No underwriter is underwriting this offering. The selling shareholders, or their authorized transferees, may offer the shares from time to time in one or more transactions on the New York Stock Exchange at prevailing market prices, or in negotiated transactions at agreed upon prices, or in a combination of such methods of sale. We will receive no part of the proceeds of such sales. We originally issued all of the shares offered by this document in connection with our acquisition of Armstrong-White, Inc. That issuance of shares was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act and Regulation D thereunder. We are registering the shares as required by a Stock Purchase Agreement dated August 27, 1998, which we entered into with Armstrong-White, Inc. and its former shareholders.

   Our common stock is listed on the New York Stock Exchange under the symbol "MWL". We do not know the prices at which the selling shareholders will sell any of the shares, or the commissions the selling shareholders will pay, if any, in connection with any such sale. These prices and commissions may vary from transaction to transaction. We will pay all expenses incident to offering and selling the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

   In this document, we will sometimes refer to Mail-Well, Inc. as simply "Mail-Well" or as the "Company." We will also sometimes refer to the shares being offered by this Prospectus as the "Shares," and to our common stock as the "Common Stock."
                     ___________________

SEE "RISK FACTORS" ON PAGES 2 TO 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN THE
SECURITIES.


  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
       COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
















This Prospectus is dated March 8, 1999

                         THE COMPANY

   The Company is a leading consolidator in the printing industry, with revenues of $1.5 billion for the year ended December 31, 1998. The printing industry is one of the largest and most fragmented industries in the United States with total estimated 1997 sales of $142 billion among an estimated 52,000 printing businesses, according to the Printing Institute of America, Inc. (the "PIA"). We compete in the following four market segments of the printing industry:

   *    Envelopes

   *    Commercial Printing

   *    Printing for Distributors

   *    Labels

   Since our inception in February 1994, we have completed 44 acquisitions in the printing industry, for purchase prices ranging from
$2.5 million to $97.4 million.   We are the largest printer and
manufacturer of envelopes in the United States and Canada and one of the leading commercial printers in the United States. We are also the largest printer of custom business documents for the distributor market in the United States and a leading printer of glue-applied paper labels for the food and beverage industry. We currently operate 100 printing facilities throughout North America, serving over 40,000 customers.

   We believe that we have certain competitive advantages in the printing industry, including the ability to (i) utilize our network of strategically located plants and sales offices to attract customers that require production from multiple locations, (ii) realize cost savings as a result of volume related purchases of paper, ink and other raw materials, (iii) reduce overhead expense through the consolidation of certain administrative functions for insurance, employee benefits and financial management, (iv) increase profitability through the optimization of equipment utilization among facilities, (v) offer customers greater flexibility in meeting their needs due to more available capacity and equipment capabilities and (vi) combine the responsiveness of a local or regional facility with resources of a large national company.

   Our principal executive offices are located at 23 Inverness Way East, Suite 160, Englewood, Colorado 80112; our telephone number is
(303) 790-8023.


                        RISK FACTORS

   An investment in the securities offered by this Prospectus involves a high degree of risk. You should consider carefully the following factors, in addition to other information contained in this Prospectus and any Prospectus Supplement, in connection with an investment in the securities offered hereby.

   This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "anticipate," "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding, but not limited to, product demand and sales, growth rate, ability to obtain assumed productivity savings, quality controls, availability of acquisition opportunities and their related costs, cost savings due to integration and synergies associated with acquisitions, ability to obtain additional financings and bank restructuring, interest rates, foreign currency exchange rates, paper and raw material costs, waste paper prices, ability to pass through paper costs to customers, postage rates, changes in the direct mail industry, competition, ability to develop new products, labor costs, labor relations and advertising costs. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. We undertake no obligation to publicly update or revise forward-looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Availability, Financing and Integration of Acquisitions

   We have grown rapidly through acquisitions. Although we believe that our experience in conducting acquisitions is an important asset, we cannot be certain that current management, personnel and other corporate infrastructure will be adequate to manage continued growth. In addition, to the extent that our continued growth and success depend on making further acquisitions, we cannot be certain that we will be able to continue to identify and acquire other businesses on favorable terms or that, if we are able to acquire businesses on favorable terms, we will be able to successfully integrate the acquired businesses into our current business or profitably manage them. There may also be increased competition for acquisition candidates, in which event we may have fewer acquisition opportunities available to us, or be faced with the prospect of paying higher prices for target companies, and we may generate less cash flow as a result.

   In addition, the acquisition of target companies outside of our traditional business of envelope converting and printing may create additional risks due to management's lack of familiarity with new markets and other factors. In particular, should we be able to identify, acquire and successfully integrate acquired businesses into our own, we may incur substantial costs, delays or other operational or financial problems in doing so, and we may not be able to profitably manage them. Furthermore, each particular acquisition may involve a number of special risks, including possible adverse effects on the acquired company's operating results, diversion of management's attention, failure to retain key acquired personnel, unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, cash flow and profitability.

   We may finance future acquisitions through any one of the following:

   *    additional indebtedness;

   *    cash from operations;

   * the issuance of common stock or other securities to the sellers;

   * the sale of common stock or other securities in public or private offerings; or

   *    any combination of the above.

   In the event that any one or more of these financing structures are unavailable, our ability to make acquisitions would be limited. We cannot be certain that we will be able to obtain all the financing we will need in the future on satisfactory terms or at all. Our failure to obtain such financing may require us to curtail our growth plans which may in turn make it more difficult for us to repay our debt.

Leverage and Debt Service

   Our level of debt may affect our operations and our ability to make payments on our indebtedness. We have incurred substantial amounts of debt in order to finance acquisitions and operations. As of December 31, 1998, our total indebtedness was approximately $591.5 million, representing approximately 1.98 times total shareholders' equity.

   The amount of debt the Company owes could have several important effects on future operations of our business. For example:

   * our ability to obtain additional financing for working capital, acquisitions, capital expenditures or other corporate purposes in the future may be limited;

   * a substantial portion of our cash flow from operations is dedicated to the payment of principal and interest on indebtedness, and is not available to fund working capital, capital expenditures, acquisitions and other business purposes;

   * we may be more vulnerable to economic downturns or other adverse developments than less leveraged competitors; and

   * certain of our borrowings bear interest at fluctuating rates which could result in higher interest expense in the event of an increase in interest rates.

   Our ability to make scheduled payments of principal or interest on, or to reduce or refinance, indebtedness depends on our future operating performance and resulting cash flow. To a certain extent, future performance will be subject to prevailing economic conditions and financial, competitive and other factors beyond our control. We cannot be certain, however, that our business, or businesses that we acquire in the future, will generate sufficient cash flow from operations to enable us to service all of our debt. We may need additional funding from either debt or equity offerings in the future in order to refinance existing debt or to continue to grow our business through acquisitions or internally. We cannot be sure that we will have access to any such sources of funding on satisfactory terms or on a timely basis or at all.

   Despite current indebtedness levels, we may still be able to incur substantially more debt. This could further exacerbate the risks described above.

Nature of Printing Business

   The printing industry in which we compete is generally characterized by individual orders from customers or short-term (less than one year) contracts. Most of our customers are not contractually obligated to purchase products or services from us. Most customer orders are for specific printing jobs, and repeat business largely depends on our customers' satisfaction with the work we do. Although our business is not dependent upon any one customer or group of customers, we cannot be sure that any particular customer will continue to do business with us for any period of time even though we believe that we have and will continue to have the ability to provide the highest quality printed products and services to our customers. In addition, the timing of particular jobs or types of jobs at particular times of year may cause fluctuations in the operating results of our various printing operations in any given quarter.

Competition

   The North American printing industry in which we compete is extremely fragmented and highly competitive. In the envelope market, we compete primarily with a few multi-plant and many single-plant companies servicing regional and local markets. In the commercial printing, consumer labels and custom business communications documents printing markets, we compete against a number of large, diversified and financially stronger printing companies, as well as regional and local commercial printers, many of which are capable of competing with us on volume, price and production quality. We are constantly seeking ways to reduce our costs and become more efficient competitors, and we believe that our consolidation strategy in each of our markets has been and will continue to be successful in achieving these goals. However, we cannot be certain that these efforts will continue to be successful or that our competitors will not be more successful in their similar efforts to reduce costs and become more efficient. If we fail to reduce costs and increase productivity, we may face decreased profit margins in markets where we encounter price competition, which in turn could reduce our cash flow and profitability.

United States and Canadian Postal Services

   Because the great majority of envelopes used in the United States and Canada are sent through the mail, postal rates are a significant factor affecting envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent, including direct mail, which is a significant portion of our envelope volume. The U.S.

Postal Commission recently approved rate increases of approximately 4% for direct mail and 3% for first class mail, effective January 1999.
The Canadian Post Corporation (the "CPC") increased the basic postal rate by approximately 6.7% in 1996, contributing to a leveling off of the growth rate of mail sent. The CPC raised rates a further 4.7% in 1998. These postal rate increases are significantly less than the cumulative rate of inflation since the last postal rate increases. We cannot be sure that direct mail marketers will not reduce their volume as a result of these increases. Because rate increases in the U.S. and Canada are largely outside our control, we can provide no assurance that future increases in U.S. and/or Canadian postal rates will not have a negative effect on the level of mail sent, or the volume of envelopes purchased, in either or both countries. In such event, we would expect to experience a decrease in cash flow and profitability or financial position.

Labor Relations

   As of December 31, 1998, the Company had approximately 12,100 full-time employees, of whom approximately 3,000 were members of various local labor unions. If unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, we could experience a disruption of operations, higher labor costs or both. A lengthy strike could result in a material decrease in cash flow or profitability.

Cost and Availability of Paper

   The cost of paper represents a significant portion of our cost of materials. Increases in paper costs could have a material adverse effect on our business. Historically, we have been able to maintain gross profit on a dollars per unit basis when paper prices increase by passing paper price increases on to our customers and by receiving increased proceeds from waste paper sales. We cannot be certain, however, that we will be able to continue to pass on future increases in the cost of paper. Moreover, rising paper costs and their consequent impact on our pricing could lead to a decrease in our volume of units sold. For example, successive paper price increases during the latter part of 1995 and early 1996 resulted in a decline in demand for our products, particularly from the direct-mail advertising industry. Although we have been successful in negotiating favorable pricing relationships with paper vendors, the overall paper market is largely beyond our control. As a result, we cannot be certain that future paper price increases will not result in decreased volumes and decreased cash flow and profitability.

   Due to the significance of paper in the manufacture of most of our products, we are dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of our large volume paper purchases from several paper producers, we generally have not experienced difficulty in obtaining adequate quantities of paper, although we have occasionally experienced minor delays in delivery. Although we believe that our attractiveness to vendors as a large volume paper purchaser will continue to enable us to receive adequate supplies of paper in the future, unforeseen developments in world paper markets coupled with shortages of raw paper could result in a decrease in supply, which would cause a decrease in the volume of product we could produce and sell, and a corresponding decrease in cash flow and profitability.

Availability of Alternative Delivery Media

   Our envelope printing and manufacturing business is highly dependent upon the demand for envelopes sent through the mail. Such demand comes from utility companies, banks and other financial institutions, among others. Our printing business also depends upon demand for printed advertising and business forms, among others. Usage of the Internet and other electronic media continues to grow. Consumers use these media for such purposes as paying utility and credit card bills. Advertisers use them for targeted campaigns directed at specific electronic user groups. Large and small businesses use electronic media to conduct business, send invoices and collect bills. We expect the demand for envelopes and other printed materials for these purposes to decline. Although we expect countervailing trends, for example the growth of targeted direct mail campaigns based upon mailing lists generated by electronic purchases, to cause overall demand for envelopes and other printed materials to continue to grow at rates comparable to recent historical levels, we cannot be certain that the acceleration of the trend towards electronic media such as the Internet and other alternative media will not cause a decrease in the demand for our products, which would result in a decrease in our sales, cash flow and profitability.

Environmental Compliance

   Our operations are subject to federal, state and local environmental laws and regulations relating to air emissions, waste generation, handling, management and disposal, and at certain facilities, wastewater treatment and discharge. In addition, certain of the sellers from whom we have bought businesses in the past have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 with respect to off-site disposal of hazardous waste. We believe that we have minimal exposure as a result of such designations, as a result of indemnities obtained in the course of acquisitions or because of the de minimis nature of the claims, or both. We also believe that our current operations are in substantial compliance with applicable environmental laws and regulations. We cannot be certain, however, that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect our business or operations in the future.

Dependence on Key Management

   Our success will continue to depend to a significant extent on our executive officers and other key management personnel. We do not as a matter of policy have employment agreements with executive officers. We cannot be certain that we will be able to retain our executive officers and key personnel or attract additional qualified management in the future. In addition, the success of our acquisitions may depend, in part, on our ability to retain management personnel of the acquired companies. We do not carry key-person insurance on any of our managerial personnel.

Year 2000 Issues

   The Year 2000 issue concerns the potential exposures related to the erroneous generation of business and financial information resulting from the fact that certain computer systems and programs use two digits, rather than four, to define the applicable year of business transactions. These programs do not properly recognize a year that begins with "20" instead of the familiar "19." These programs may process data incorrectly or stop processing data altogether. We rely upon our own and vendor-supplied technology and recognize the potential business risk to our assets and systems associated with the arrival of the Year 2000. Failure to be Year 2000 compliant could have a material adverse effect on our results of operations, business, prospects and financial condition.


                       USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the selling shareholders or their authorized transferees (collectively, the "Selling Shareholders"), as described below. See "Selling Shareholders" and "Plan of Distribution."

                    SELLING SHAREHOLDERS

          The following table lists the Selling Shareholders for whose account the Shares are being offered hereby, the number of shares (and percentage if greater than one percent) of Common Stock held by such Selling Shareholder prior to the offering, the number of Shares being offered hereby for the Selling Shareholder's account, and (if greater than one percent) the percentage of the outstanding Common Stock to be owned by such Selling Shareholder after completion of the offering:

                                    SHARES BENEFICIALLY                      SHARES BENEFICIALLY
                                        OWNED PRIOR                               OWNED AFTER
                                      TO THE OFFERING                          THE OFFERING<F1>
                                  ------------------------                  ----------------------
                                                              SHARES
NAME                                NUMBER       PERCENT      OFFERED         NUMBER     PERCENT
----                                ------       -------      -------         ------     -------
Dean W. Armstrong                   35,282        <F*>        35,282             0          0
Charles N. White                    35,282        <F*>        35,282             0          0

_____________________
<F*> less than one percent.

<F1> Assuming all of the Shares are sold pursuant to this Prospectus--
see "Plan of Distribution".


   The information in this table with respect to the percentage of outstanding Common Stock is based on the assumption that the number of outstanding shares of Common Stock does not increase or decrease from the number of shares of Common Stock used to prepare this table as of the date of this Prospectus. The Company may amend or supplement this Prospectus to update the disclosure set forth herein.


                     PLAN OF DISTRIBUTION

   The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. Each Selling Shareholder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution:
(a) a block-trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the brokers solicit purchasers and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell the Company Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

   In effecting sales, brokers, dealers or agents engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes.

   In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   The Company has agreed with the Selling Shareholders to keep the registration statement of which this Prospectus constitutes a part effective until the date on which all of the Shares may immediately be sold to the public without registration pursuant to Rule 144(k) under the Act.


                        LEGAL MATTERS

   The validity of the issuance of the Shares of Common Stock offered hereby has been passed upon for the Company by Rothgerber Johnson & Lyons LLP, Denver, Colorado.


                           EXPERTS

   The financial statements of the Company and its consolidated subsidiaries, except the 1997 and 1996 consolidated financial statements of Color Art, Inc. and Subsidiaries, as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, and the related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche LLP as stated in their report, which is incorporated herein by reference. The 1997 and 1996 financial statements of Color Art, Inc. and Subsidiaries (consolidated with those of the Company) have been audited by Rubin, Brown, Gornstein & Co. LLP as stated in their report, which is incorporated herein by reference. Such financial statements of the Company and its consolidated subsidiaries have been so incorporated in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. The foregoing firms are independent auditors.

                 WHERE YOU CAN FIND MORE INFORMATION

   The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act (the "Registration Statement"), which registers the Common Stock being offered by this Prospectus. The Registration Statement, including its attached exhibits and schedules, contains additional relevant information about the Company and the Common Stock. The rules and regulations of the Commission allow us to omit certain information included in the Registration Statement from this Prospectus. Such additional information is available for inspection and copying at the offices of the Commission.

   Mail-Well files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the Company files at the following locations of the Commission:

 Public Reference Room      New York Regional Office   Chicago Regional Office
 450 Fifth Street, N.W.     7 World Trade Center       Citicorp Center
 Room 1024                  13th Floor                 500 West Madison Street
 Washington, D.C. 20549     New York, NY 10048         Suite 1400
                                                       Chicago, IL 60661

   Please call the Commission at 1-800-SEC-0330 for further information. The Company's public filings are also available from commercial document retrieval services and at the Internet web site maintained by the Commission at http://www.sec.gov.

   The Commission allows the Company to "incorporate by reference" information into this Prospectus, which means that the Company can disclose important information to investors by referring them to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information contained directly in this document. This Prospectus incorporates by reference the documents set forth below that the Company has previously filed with the Commission. These documents contain important information about the Company and its financial condition.

   Mail-Well Commission Filings (File No. 1-12551)
   -----------------------------------------------

   Annual Report on Form 10-K for the year ended December 31, 1998.

   Description of the Common Stock contained in the Company's
   Registration Statement on Form 8-A, filed with the Commission under Section 12 of the Exchange Act.

   Additional documents that the Company may file with the Commission between the date of this Prospectus and the date this offering is terminated are also incorporated by reference. These include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

   You can obtain any of the documents incorporated by reference in, but not included with, this Prospectus from the Company without charge, excluding all exhibits unless the Company has specifically incorporated by reference an exhibit in this Prospectus, by requesting them in writing or by telephone from the following address:

        Mail-Well, Inc.
        Attn:  Investor Relations
               23 Inverness Way East, Suite 160
               Englewood, Colorado 80112
               Telephone:  (303) 790-8023

===========================================================================

   WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THE COMPANY THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED IN THIS PROSPECTUS. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE KINDS OF ACTIVITIES, THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU. THIS PROSPECTUS SPEAKS ONLY AS OF THE DATE OF THIS PROSPECTUS UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.




                       ________________





                      TABLE OF CONTENTS
                                                       Page
                                                       ----
The Company. . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . 2
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . 6
Selling Shareholders . . . . . . . . . . . . . . . . . . 7
Plan of Distribution . . . . . . . . . . . . . . . . . . 7
Legal Matters. . . . . . . . . . . . . . . . . . . . . . 8
Experts. . . . . . . . . . . . . . . . . . . . . . . . . 8
Where You Can Find More Information. . . . . . . . . . . 9




===========================================================================







===========================================================================









                              MAIL-WELL, INC.






                                COMMON STOCK







                              ________________

                            P R O S P E C T U S
                              ________________














                               March 8, 1999




===========================================================================

       PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.     OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses of the offering (except for Commission filing fees), all of which are to be borne by the Company, are as follows:

   Printing Expenses. . . . . . . . . . . . . . . . . . . $  1,000
   Accounting Fees and Expenses . . . . . . . . . . . . .    5,000
   Legal Fees and Expenses. . . . . . . . . . . . . . . .    2,500
   Commission Filing Fee. . . . . . . . . . . . . . . . .      286
                                                          --------

   TOTAL. . . . . . . . . . . . . . . . . . . . . . . . . $  8,786
                                                          ========


ITEM 15.     INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 7-109-101 et seq. of the Colorado Business Corporation Act empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

   Article V of the Articles of Incorporation of the Registrant reads as follows:

   "The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign Corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible."

   Article VI of the Articles of Incorporation of the Registrant reads as follows:

   "There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director's duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, C.R.S., or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

ITEM 16.     EXHIBITS.

   The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:

   Exhibit
   Number
   ------
    4.1      Form of Certificate representing the Common Stock, par value
             $0.01 per share, of the Company - incorporated by reference from exhibit 4.1 of the Company's Amendment No. 1 to the
             Form S-3 filed on October 29, 1997 (Reg. No. 333-35561)
    4.2      The Company's Articles of Incorporation - incorporated by
             reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1997
    5.1<F*>  Legal Opinion of Rothgerber Johnson & Lyons LLP
   23.1<F*>  Consent of Rothgerber Johnson & Lyons LLP (included in
             Exhibit 5.1 hereto)
   23.2<F*>  Consent of Deloitte & Touche LLP
   23.3<F*>  Consent of Rubin, Brown, Gornstein & Co. LLP
   24.1<F*>  Power of Attorney (included on signature page attached hereto).

______________________
<F*>  Filed herewith.


ITEM 17.  UNDERTAKINGS.

        (a)  The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on March 8, 1999.

                                MAIL-WELL, INC.



                                By:  /s/ Gerald F. Mahoney
                                     --------------------------------
                                     Gerald F. Mahoney,
                                     Chief Executive Officer


   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      POWER OF ATTORNEY

   Each person whose signature appears below constitutes and appoints Paul V. Reilly and Roger Wertheimer, and each of them, as attorneys-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or any one of them, or their or his substitute or substitutes, may lawfully do or causes to be done by virtue hereof.

Signature                        Title                                   Date
---------                        -----                                   ----

/s/ Gerald F. Mahoney            Chairman of the Board/                  March 8, 1999
-------------------------        Chief Executive Officer/Director
Gerald F. Mahoney


/s/ Paul V. Reilly               President/Director                      March 8, 1999
-------------------------        Chief Operating Officer
Paul V. Reilly


/s/ Michael A. Zawalski          Senior Vice President/                  March 8, 1999
-------------------------        Chief Financial Officer
Michael A. Zawalski


/s/ Frank P. Diassi              Director                                March 8, 1999
-------------------------
Frank P. Diassi


                              II-3



/s/ William R. Thomas            Director                                March 8, 1999
-------------------------
William R. Thomas


/s/ Frank J. Hevrdejs            Director                                March 8, 1999
-------------------------
Frank J. Hevrdejs


/s/ Jerome W. Pickholz           Director                                March 8, 1999
-------------------------
Jerome W. Pickholz


                      INDEX TO EXHIBITS


 EXHIBIT NO.             EXHIBITS
 -----------             --------

    4.1 Form of Certificate representing the Common Stock, par value $0.01 per share, of the Company-incorporated by reference from exhibit 4.1 of the Company's Amendment No. 1 to the Form S-3 filed on October 29, 1997 (Reg. No. 333-35561).

    4.2 The Company's Articles of Incorporation - incorporated by reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended June 30, 1997

    5.1<F*> Legal Opinion of Rothgerber Johnson & Lyons LLP

   23.1<F*> Consent of Rothgerber Johnson & Lyons LLP (included in Exhibit
            5.1 hereto)

   23.2<F*> Consent of Deloitte & Touche LLP

   23.3<F*> Consent of Rubin, Brown, Gornstein & Co. LLP

   24.1<F*> Power of Attorney (included on signature page attached hereto)

[FN]
_______________________________

<F*> Filed herewith